EXHIBIT 8.(a)




                      [Letterhead of Thompson & Mitchell]




                                                  December 7, 1995

Board of Directors
Flemington National Bank and Trust Company
56 Main Street
Flemington, New Jersey 08822

Ladies and Gentlemen:

     You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of Flemington National Bank and Trust Company ("Flemington") with and into United Jersey Bank ("UJBank"), a wholly owned subsidiary of UJB Financial Corp. ("UJB").

     In connection with the preparation of our opinion, we have examined and have relied upon the following:

          (i) The Agreement and Plan of Merger by and among UJB, UJBank, and Flemington dated as of August 1, 1995, including the schedules and exbibits thereto (the "Agreement");

          (ii) UJB's Registration Statement on Form S-4, including the Proxy Statement-Prospectus contained therein, filed with the Securities and Exchange Commission on November 9, 1995, as supplemented and amended to the date hereof (the "Registration Statement");

          (iii) The representations and undertaking of UJB substantially in the form of Exhibit A hereto;

          (iv) The representations and undertakings of Flemington and certain holders of Flemington common stock, par value $2.50 per share ("Flemington Common Stock") substantially in the forms of Exhibit B and Exhibit C hereto; and

          (v) The Shareholder Rights Plan between UJB and First Chicago Trust Company of New York as Rights Agent, dated as of August 16, 1989.

     Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.

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Flemington National Bank and Trust Company
December 7, 1995
Page 2

                                    OPINION

     Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

          1. The Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code").

          2. Each shareholder of Flemington who exchanges, in the Merger, shares of Flemington Common Stock solely for shares of UJB common stock, par value $1.20 per share ("UJB Common Stock"):

               a) will recognize no gain or loss as a result of the exchange, except with regard to cash received in lieu of a fractional share, as discussed below (Code section 354(a)(1));

               b) will have an aggregate basis for the shares of UJB Common Stock received (including any fractional share of UJB Common Stock deemed to be received, as described in paragraph 3, below) equal to the aggregate adjusted tax basis of the shares of Flemington Common Stock surrendered (Code section 358(a)(1)); and

               c) will have a holding period for the shares of UJB Common Stock received (including any fractional share of UJB Common Stock deemed to be received, as described in paragraph 3, below) which includes the period during which the shares of Flemington Common Stock surrendered were held, provided that the shares of Flemington Common Stock surrendered were capital assets in the hands of such holder at the time of the Merger (Code section 1223(1)).

          3. Each shareholder of Flemington who receives, in the Merger, cash in lieu of a fractional share of UJB Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by UJB. Provided that the shares of Flemington Common Stock surrendered were capital assets in the hands of such holder at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of UJB Common Stock allocable to the fractional share (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574).

          4. Each shareholder of Flemington who receives solely cash as a result of the exercise of dissenters' rights will recognize gain or loss (determined separately as to each block of Flemington Common Stock exchanged) in an amount equal to the difference between (i) the amount of cash received by such shareholder and (ii) such shareholder's aggregate adjusted tax basis for the shares of Flemington Common Stock surrendered, provided that the cash payment does not have the effect of the distribution of a dividend (Code sections 1001 and 302(a)). Such gain or loss will be capital gain or loss if the shares of Flemington Common Stock surrendered were capital assets in the hands of the holder, and long-term or short-term depending on the holder's holding period for each block of Flemington Common Stock surrendered (Code section 1222). However, if the cash payment does have the effect of the distribution of a dividend, such shareholder will recognize income in the

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Flemington National Bank and Trust Company
December 7, 1995
Page 3


     amount of the cash received (without regard to such shareholder's basis in the Flemington Common Stock surrendered), which generally will be taxable as a dividend (Code sections 302(d) and 301).

     The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of section 302 of the Code, taking into account the stock ownership attribution rules of section 318 of the Code. Because such determination generally will depend on the facts and circumstances of each Flemington shareholder, we express no opinion as to whether the cash payments discussed in this paragraph 4 will be treated as having the effect of the distribution of a dividend.

     A cash payment will be considered not to have the effect of the distribution of a dividend under section 302 of the Code only if the cash payment (i) results in a "complete redemption" of such shareholder's actual and constructive stock interest, (ii) qualifies as a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest, or (iii) is not "essentially equivalent to a dividend" (Code section 302(b)(1), (2), (3)).

     A cash payment will result in a "complete redemption" of a shareholder's stock interest if such shareholder does not actually or constructively own any stock after the Merger. A reduction in a shareholder's stock interest will be "substantially disproportionate" if (i) the percentage of outstanding shares actually and constructively owned by such shareholder after the receipt of the cash payment is less than four-fifths (i.e., 80%) of the percentage of outstanding shares actually and constructively owned by such shareholder immediately prior to the receipt of the cash payment, and (ii) such shareholder actually and constructively owns less than 50 percent of the number of shares outstanding after the receipt of the cash payment (Code section 302(b)(3)). The cash payment will not be "essentially equivalent to a dividend" if there has been a "meaningful reduction" (as the quoted term has been interpreted by judicial authorities and by rulings of the Internal Revenue Service (the "Service")) of the shareholder's actual and constructive ownership interest (Code section 302(b)(1); United States v. Davis, 397 U.S. 301 (1970); see, e.g., Rev. Rul. 76-385, 1976-2 C.B. 92; Rev. Rul. 76-364, 1976-2 C.B. 91).

     Under the traditional analysis (which apparently continues to be used by the Service), section 302 of the Code will apply as though the distribution of cash were made by Flemington in a hypothetical redemption of Flemington Common Stock immediately prior to, and in a transaction separate from, the Merger (a "deemed pre-Merger redemption"). Thus, under the traditional analysis, the determination of whether a cash payment results in a complete redemption of interest, qualifies as a substantially disproportionate reduction of interest, or is not essentially equivalent to a dividend will be made by comparing (i) the shareholder's actual and constructive stock interest in Flemington before the deemed pre-Merger redemption, with (ii) such shareholder's actual and constructive stock interest in Flemington after the deemed pre-Merger redemption (but before the Merger). Nevertheless, in view of Commissioner v. Clark, 489 U.S. 726 (1989), many tax practitioners believe that the continuing validity of the traditional analysis is open to question and that, in a transaction such as the Merger, the receipt of solely cash in exchange for stock actually owned should be treated in accordance with the principles of Commissioner v. Clark, supra, as if the Flemington Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of UJB Common Stock followed immediately by a redemption of such shares by UJB for the cash payment (a "deemed post-Merger redemption"). Under this analysis, the determination of whether a cash payment satisfies any of the foregoing tests would be made by comparing (i) the shareholder's actual and constructive stock interest in UJB before the deemed post-Merger redemption (determined as if such shareholder had received solely UJB Common Stock in the

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Flemington National Bank and Trust Company
December 7, 1995
Page 4

Merger), with (ii) such shareholder's actual and constructive stock interest in UJB after the deemed post-Merger redemption. Because this analysis may be more likely to result in capital gain treatment than the traditional analysis, each Flemington shareholder who receives solely cash in exchange for all of the Flemington Common Stock he or she actually owns should consult his or her own tax advisor with regard to the proper treatment of such cash.

     The determination of ownership for purposes of the foregoing tests will be made by taking into account both shares actually owned by such shareholder and shares constructively owned by such shareholder pursuant to section 318 of the Code (Code section 302(c)). Under section 318 of the Code, a shareholder will be deemed to own stock that is owned or deemed to be owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a shareholder's interest has occurred for purposes of Code section 302.

                           *************************

     We express no opinion with regard to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of Flemington who acquired shares of Flemington Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

     The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Service or any court of competent jurisdiction will agree with this opinion.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.


                                               Very truly yours,

                                               THOMPSON S. MITCHELL